Exhibit 10.14

[Hawaiian Holdings, Inc. Letterhead ]

[Grant Date]

[Grantee Name]

[Grantee Address]

Dear [Grantee Name]:

As of  [                        , 20    ] (the “Grant Date”), pursuant to the 2005 Stock Incentive Plan (the “Plan”) of Hawaiian Holdings, Inc. (the “Company”), the Plan’s administrative committee (the “Committee”) hereby grants to you a non-qualified stock option (“Option”) to purchase  [          ] shares of the Company’s Common Stock (“Award”) at an exercise price of $[    .    ] per share (the “Exercise Price”), subject to the following terms and conditions.

This Award is also subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control.  All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company, including its Subsidiaries, your Award will vest and become exercisable as follows:

•                  [On the first anniversary of the Grant Date, one-fifth of the Award (         shares) will vest and become exercisable;

•                  On the second anniversary of the Grant Date, an additional one-fifth of the Award (         shares) will vest and become exercisable;

•                  On the third anniversary of the Grant Date, an additional one-fifth of the Award (         shares) will vest and become exercisable;

•                  On the fourth anniversary of the Grant Date, an additional one-fifth of the Award (         shares) will vest and become exercisable; and

•                  On the fifth anniversary of the Grant Date, the final one-fifth of the Award (         shares) will vest and become exercisable.]*

In addition to the vesting schedule provided above, the following enhanced vesting provision shall also apply to your Award.  In the event that during your service with the Company, a “Change in Control” (as defined below in Exhibit A) occurs, then your entire Award will become fully vested and exercisable.

Subject to the terms of the Plan and your continued employment through such date, any vested and exercisable portion of the Option will remain available for purchase until the [tenth] anniversary of the Grant Date (the “Expiration Date”).  However, except as specified below, this Option will terminate immediately if you cease to be employed by the Company or its Subsidiaries for any reason.  Unless otherwise provided by the Committee, any portion of your Award that is not vested and exercisable on the date of your termination of employment with the Company and its Subsidiaries shall be forfeited with no further compensation due to you.

If your employment with the Company or its Subsidiaries terminates prior to the Expiration Date due to your death or disability, this Option, to the extent it is exercisable upon your termination, will remain exercisable by you, your personal representative or the persons who acquire the right to exercise this Option by bequest or inheritance, as applicable, until the earlier of the end of the twelve-month period immediately following your death or disability, or

* Vesting can be altered as appropriate.

the Expiration Date.  Unless otherwise provided by the Committee, this Option shall be forfeited with no further compensation due to you to the extent not exercised within such period.

If the Company or its Subsidiaries terminates your employment for “Cause” (as defined below in Exhibit A) prior to the Expiration Date, then any unexercised portion of this Option, regardless of whether such portion is vested or exercisable, shall be forfeited with no further compensation due to you, unless otherwise provided by the Committee

If your employment with the Company or its Subsidiaries is terminated for any other reason, prior to the Expiration Date, this Option, to the extent it is exercisable upon your termination of employment, will remain exercisable until the earlier of the end of the thirty day period immediately following your termination of employment or the Expiration Date.  Unless otherwise provided by the Committee, this Option shall be forfeited with no further compensation due to you to the extent not exercised within such period.

The Option is nontransferable other than by will or the laws of lineal descent; provided however, that during your lifetime, you may transfer the Option, without consideration, to immediate family members, to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners.

All or any part of your exercisable Option may be exercised by you upon: (a) your written notice to the Company of exercise; (b) your payment of the total Exercise Price in any manner provided for under the terms of the Plan or as provided by the Committee; and (c) your making appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such exercise.

The Company may impose any conditions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental  authority or national securities exchange.

The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time.

Please sign and return a copy of this letter to Aileen H. Nonaka, Senior Director, Employee Benefits & Compensation, Telephone: (808) 835-3640; Facsimile: (808) 835-3692; Email: aileen.nonaka@hawaiianair.com.  Your acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void.  Your signature will also acknowledge that you have received and reviewed the Plan, and that you agree to be bound by the applicable terms of that document.

Very truly yours,

HAWAIIAN HOLDINGS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

Name of Recipient:

Dated:

	Enclosure:	(Copy of Plan)
(Exhibit A — Definitions)

Exhibit A

I.                                         “Cause” shall have the meaning afforded such term in any written employment agreement between you and the Company, provided that, if no such written employment agreement exists, Cause shall mean (a) you have engaged in gross misconduct or gross negligence resulting in material harm to the Company in carrying out your duties to the Company, (b) you embezzle any amount of the Company’s assets, (c) you are convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) your breach of any written policy of the Company or any written covenant contained in any agreement entered into between you and the Company, or (e) your willful and material failure to follow the lawful instructions of the Company’s Board or of your direct superior.  No act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company.

II.                                     “Change in Control” shall mean:

A.                                   the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any subsidiary of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (b) any acquisition by any corporation if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding common stock of the Company (“Common Stock”) and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

B.                                     the occurrence of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 50% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities; or

C.                                     the occurrence of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or

D.                                    during any period of twelve (12) consecutive months, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.